Exhibit 99.1

May 21, 2012 Mr. Charlie Roberts Roberts Properties Construction, Inc. 450 Northridge Parkway Suite 300
Sandy Springs, GA 30350	Via: Email & First Class Mail

Re:          550 Northridge Parkway

Dear Mr. Roberts:

On May 7th 2012, City of Sandy Springs Public Works staff met with your staff to discuss a proposed Land Disturbance Permit application for the above-referenced property. In the meeting, several commitments by our staff were made concerning the location of the proposed driveway entrance to the property. I am writing to document those commitments as follows:

1.)   The proposed location is acceptable and the currently inadequate sight distance will be corrected by the City by alteration of its road; Northridge Parkway. This will be accomplished prior to the planned completion of the development in late 2013 by one of several alternatives which may include: reduction of the speed limit on Northridge Parkway to 25 MPH; reduction of the speed limit combined with speed tables east and west of the drive in both traffic directions, installation of red and yellow flashing lights at the intersection, or installation of a 3-way stop at the intersection.

2.)   The normal requirement for a westbound deceleration lane entering the proposed development is waived.

3.)   The developer will not be required to donate more ROW along the property frontage and every effort will be made by the City in any changes to Northridge Parkway to preserve the existing sidewalk on the north side of the street.

Your staff agreed to provide the City with the following information:

1.)   The left turn stacking length required for eastbound traffic turn lane entering the proposed development.

2.)   The proposed design details for the elevation, width, and stopping location for the driveway design given the above commitments by the City. The reconstructed driveway serving the proposed development must comply with all of city of Sandy Springs design standards, except for the waivers as granted above.

7840 Roswell Road, Building 500 • Sandy Springs, Georgia 30350 • 770.730.5600 • 770.206.2578 fax • www.sandyspringsga.org

Please feel free to contact me at 770-206-2574 should you have any questions.

Sincerely,

/s/ Kevin J. Walter
Kevin J. Walter, PE
Director of Public Works
City of Sandy Springs

Cc:	Mr. David Phillips, Roberts Properties
Mr. John McDonough, City Manager
Mr. Brad Edwards, Director of Transportation & Traffic